Exhibit 99.10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Services—Experts” and “Services—Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our report on the financial statements of Symetra Separate Account C dated April 17, 2009 and to the use of our report on the statutory-basis financial statements of Symetra Life Insurance Company dated April 10, 2009, in Post-Effective Amendment No. 9 to the Registration Statement (Form N-4, No. 333-137411) of Symetra Separate Account C and related Prospectus of the Symetra Focus Variable Annuity Contract issued by Symetra Separate Account C and Symetra Life Insurance Company.

/s/ Ernst & Young LLP

Seattle, Washington

April 28, 2009